Exhibit 99.(m)(3)(A)

John Hancock Funds II

AMENDMENT TO CLASS C SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

AMENDMENT made as of this 1st day of June, 2021 to the John Hancock Funds II Distribution Plan Pursuant to Rule 12b-1 dated June 30, 2020 (the “Rule 12b-1 Plan”).

1.	CHANGE IN SCHEDULE A

Schedule A of the Rule 12b-1 Plan is hereby amended and restated in its entirety to add the Rule 12b-1 fee for Diversified Strategies Fund, a series of John Hancock Funds II (the “Trust”).

2.	RULE 12B-1 PLAN

In all other respects, the Rule 12b-1 Plan is confirmed and remains in full force and effect.

3.	EFFECTIVE DATE

This Amendment shall become effective on the later to occur of (i) approval of this amendment by the Trustees of the John Hancock Funds II and (ii) the date of its execution.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Trust has executed this Amendment to the Rule 12b-1 Plan as of the date first mentioned above.

JOHN HANCOCK FUNDS II,

on behalf of each series of the Trust, as applicable

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President

Agreed and assented to:

JOHN HANCOCK INVESTMENT MANAGEMENT DISTRIBUTORS LLC

By:	/s/ Jeffrey H. Long
Name:	Jeffrey H. Long
Title:	Chief Financial Officer
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JOHN HANCOCK FUNDS II

CLASS C SHARES

PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

Class C shares of the following series of John Hancock Funds II are subject to this Plan Pursuant to 12b-1, at the annual fee rates specified:

Series	Fee*
Absolute Return Opportunities Fund (f/k/a Diversified Strategies Fund)	1.00%
Real Estate Securities Fund	1.00%
Opportunistic Fixed Income Fund	1.00%
All other series of the Trust	1.00%

* Expressed as a Percentage of Average Daily Net Assets of Class C Shares

DATED: June 30, 2020, as amended June 1, 2021.

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